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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE                       CONTACT: GERALD MULLIGAN
                                                     President & CEO
                                                     978-725-7555



             LAWRENCE SAVINGS BANK IS CHANGING ITS NAME TO RIVERBANK


North Andover, Massachusetts, June 6, 2006 --- Lawrence Savings Bank President and CEO, Gerald T. Mulligan announced today that the bank will be changing its name to RiverBank on June 26, 2006.

Commenting on the reason for the change, Mr. Mulligan said, "We are changing our name to recognize both the larger region we serve and our increased commitment to be the best customer friendly bank in our market. For 138 years we have proudly served the people and businesses of the Merrimack River Valley. Our new name, RiverBank, honors this past while helping us reposition the Bank with a fresh new competitive image for our future growth."

To make banking better for our customers, we have already made a number of improvements which include, longer branch hours, fewer fees, free checking for both consumers and businesses, and lower rates on loans and higher rates on deposits. There are more changes planned for the future including drive-up ATMs at most of our locations.

Lawrence Savings Bank is a Massachusetts-chartered savings bank organized in 1868. The Bank offers a range of commercial and consumer loan and deposit products and is headquartered at 30 Massachusetts Avenue, North Andover, Massachusetts, approximately 25 miles north of Boston. Lawrence Savings Bank operates 5 full service banking offices in Massachusetts in Andover, Lawrence, Methuen (2) and North Andover and 1 full service banking office in Salem, New Hampshire.

The reader is cautioned that this press release may contain certain statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are expressions of management's expectations as of the date of this press release regarding future events or trends and which do not relate to historical matters. Such expectations may or may not be realized, depending on a number of variable factors, including but not limited to, changes in interest rates, general economic conditions, regulatory considerations and competition. For more information about these factors, please see our recent Annual Report on Form 10-K on file with the SEC, including the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations". As a result of such risk factors and uncertainties, the Company's actual results may differ materially from such forward-looking statements. The Company does not undertake and specifically disclaims any obligation to publicly release updates or revisions to any such forward-looking statements as a result of new information, future events or otherwise.





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